Exhibit 99.1

FOR IMMEDIATE RELEASE
October 4, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES & BAD DADDY’S REPORT Q4 SAME STORE SALES
Bad Daddy’s Same Store Sales Rise 1.9%
Good Times’ Same Store Sales Decrease 1.2%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, today announced that its Bad Daddy’s same store sales increased 1.9% in its fiscal fourth quarter ended September 27, 2016 over the prior year’s increase of 6.8% and its Good Times’ same store sales decreased 1.2% during the quarter over the prior year’s increase of 6.8%.

Boyd Hoback, President & CEO, said “Sales at both concepts were right on our expectations for the quarter, as we transitioned from a September 30 fiscal year end to a 52-week fiscal year.  We believe we were slightly negatively impacted at Bad Daddy’s by the Olympics in August, and Bad Daddy’s same store sales include the effect of our Cherry Creek restaurant that is being negatively impacted by the adjacent Marriott AC Hotel that began excavation and construction in April.  Good Times’ sales were consistent with our trend all summer, and we anticipate that we will continue to run flat to slightly negative in the near term due to the aggressive discounting from all of the national competitors; however, our new product initiatives in test are performing well and we anticipate being able to regain our positive momentum as those are rolled out throughout fiscal 2017.”

The Company also reiterated that it expects to open nine to eleven Bad Daddy’s Burger Bar restaurants in fiscal 2017.  Two of those locations are currently under construction, and leases have been signed on five additional locations with more in late stages of negotiation.  Hoback added, “We recently opened our sixth and final Bad Daddy’s location for fiscal 2016, and we have two more that we anticipate will open prior to the end of the fiscal 2017 first quarter in Fayetteville, North Carolina and Broomfield, Colorado.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 19 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440